Exhibit 99

Media Contact:	Katie Monfre, (414) 347-2650, katie_monfre@mgic.com
Investor Contact:	Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com
MGIC Announces Plans to Sell Convertible Debentures in a Private Placement
MILWAUKEE, March 18 — MGIC Investment Corporation (NYSE: MTG) (“MGIC”) has announced that it intends, subject to market and other conditions, to commence a private placement of $325 million of convertible junior subordinated debentures due 2063 (the “debentures”) by means of a private placement to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. MGIC also expects to grant the initial purchasers an option to purchase an additional $65.0 million of debentures. Certain terms of the debentures, including the interest rate, have not yet been determined.
The net proceeds of the offering will be used to increase the capital of Mortgage Guaranty Insurance Company, MGIC’s principal insurance subsidiary, to enable it to expand the volume of its new business and for MGIC’s general corporate purposes.
The debentures will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
    MGIC is not undertaking any obligation to update any information in this press release regarding its capital raising plans. No investor should rely on the fact that such information is current at any time other than the time at which this press release was issued.